Exhibit 99.1
                      [LOGO OF BANK UNITED CORP. LITIGATION
                        CONTINGENT PAYMENT RIGHTS TRUST]


JONATHON K. HEFFRON
Litigation Trustee
Tel.: (713) 543-6958
FAX: (713) 543-7744

SALVATORE A. RANIERI
Litigation Trustee
Tel.: (516) 873-0055
FAX: (516) 873-1155



                                  PRESS RELEASE

          BANK UNITED CORP. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST ANNOUNCES THE FILING OF PLAINTIFFS' OPENING BRIEF WITH THE U.S. COURT OF
                         APPEALS FOR THE FEDERAL CIRCUIT


Houston, Texas - August 19, 2002. On June 14, 2002, the Bank United Corp. Litigation Contingent Payment Rights Trust (NASDAQ: BNKUZ) (the "Litigation Trust") announced plaintiffs' appeal of all adverse rulings against them by the U.S. Court of Federal Claims to the U.S. Court of Appeals for the Federal Circuit (the "Appeals Court"). On June 28, 2002, the Litigation Trust announced the cross-appeal of the defendant federal government. The Appeals Court has docketed the appeal and cross-appeal as Case Nos. 02-5132, -5137, Bank United vs. United States.

Pursuant to the relevant appellate rules, the plaintiffs' - appellants' brief was due on or before August 19, 2002. On August 19, 2002, the plaintiffs filed their opening brief with the Appeals Court. The defendant - cross appellant must file its brief on or before 40 days after being served with appellants' brief. The appellants must file their reply brief within 40 days after cross appellant's brief is served. The cross appellant must file its reply brief within 14 days after appellants' reply brief is served.

The Litigation Trust (SEC File No. 000-32301) will file the full text of the Appellants' Opening Brief with the Securities and Exchange Commission, and the description of the Notice of Appeal set forth above is qualified in its entirety by reference to such notice.

The Litigation Trust was formed in connection with the February 9, 2001 merger of Bank United Corp. with and into Washington Mutual, Inc. The Litigation Trust issued contingent payment rights certificates representing the right to receive a portion of the Litigation Trust's share of any monetary proceeds from any final judgment or settlement of the forbearance litigation brought by Bank United Corp., Bank United, and Hyperion Partners L.P. against the federal government.

Additional information about the lawsuit, the Litigation Trust, and the contingent payment rights certificates can be found in the registration statement on Form S-4 (Registration No. 333-49302)

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filed by the Litigation Trust with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as well as in the reports filed by the Litigation Trust pursuant to the Securities Exchange Act of 1934, as amended.